Exhibit 6.4

MANAGEMENT ADVISORY SERVICES AGREEMENT

This Management Advisory Services Agreement (this “Agreement”) is made and entered into as of December 18, 2018, by and between bocm4, LLC, a Utah limited liability company (“BOCM”), and Hammitt, Inc., a California corporation (“Hammitt”).

WHEREAS, on the terms and subject to the conditions contained in this Agreement, Hammitt desires to engage BOCM to provide certain management, marketing, strategic consulting and financial advisory services and BOCM desires to perform such services for Hammitt.

NOW, THEREFORE, in consideration of the promises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Appointment of BOCM. On the terms and subject to the conditions provided in this Agreement, Hammitt appoints BOCM and BOCM accepts appointment as a management, strategic and financial advisory consultant and advisor to Hammitt.

2.                  Authority of BOCM. Subject to any limitations imposed by applicable law or regulation, BOCM will render management, strategic and financial advisory consulting services to Hammitt, including advice and assistance concerning aspects of the operations, planning, sales, financing and budgeting of Hammitt, as needed from time to time.

3.                  Expenses; Independent Contractor. BOCM shall not be required to incur any expenses in connection with the performance of its duties under this Agreement. BOCM will be an independent contractor, and nothing contained in this Agreement will be deemed or construed (a)  to create a partnership or joint venture between Hammitt and BOCM, (b) to cause BOCM to be responsible in any way for the debts, liabilities or obligations of Hammitt, any of their subsidiaries or any other party or (c) to constitute BOCM or any of its employees as employees, officers, or agents of Hammitt.

4.                  Other Activities of BOCM; Investment Opportunities. Hammitt acknowledges and agrees that BOCM will not be required to devote BOCM’s (or any of its employees, affiliates or associates) full time and business efforts to the duties of BOCM specified in this Agreement but only so much of such time and efforts as BOCM deems necessary in its sole and absolute discretion. Hammitt further acknowledges and agrees that BOCM may be engaged in the business of investing in, acquiring and/or managing businesses for its own account, for the account of its affiliates and associates and for the account of other unaffiliated parties and that no aspect or element of these activities will be deemed to be engaged in for the benefit of Hammitt nor to constitute a conflict of interest.

5.                  Compensation of BOCM. Hammitt shall pay to BOCM a cash consulting and management fee equal to $50,000.00 per annum (the “Monitoring Fee”), payable on a monthly basis in arrears in equal installments of $4,166.67 beginning on January 1, 2019 and the first calendar day of every month thereafter, so long as Black Oak-Hammitt-Preferred Equity, LLC, a Utah limited liability company (“Black Oak-Hammitt”), owns Class A Preferred Shares in Hammitt equal to at least 2/15 of the voting stock of Hammitt. Hammitt shall pay to BOCM a Monitoring Fee equal to $25,000 per annum, payable on a monthly basis in arrears in equal installments of $2083.34 on the first day of calendar month, so long as Black Oak-Hammitt owns Class A Preferred Shares in Hammitt equal to at least 1/15 of the voting stock of Hammitt.

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6.                  Standard of Care. BOCM (including any person or entity acting for or on behalf of BOCM) will not be liable for any mistakes of fact, errors of judgment, losses sustained by Hammitt or acts or omissions of any kind, unless caused by the gross negligence or willful misconduct of BOCM, as finally determined by a court of competent jurisdiction; provided however, that in no event will BOCM be liable for any consequential, special, indirect, incidental or punitive damages, loss of profits or diminution of value as a result of the services provided pursuant to this Agreement and in no event will the liability of BOCM exceed the fees actually paid to BOCM hereunder.

7.                  Indemnification of BOCM. Hammitt will indemnify and hold harmless BOCM and its present and future employees, agents and representatives (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) from and against all losses, claims, liabilities, suits, costs, damages and expenses (including attorneys’ fees) arising from their performance of services hereunder, except to the extent that it is determined in a final nonappealable judgment that such losses, claims, liabilities, suits, costs, damages and expenses resulted directly as a result of their gross negligence or willful misconduct. Hammitt will reimburse the Indemnified Parties on a monthly basis for the cost of defending any action or investigation (including, but not limited to, attorneys’ fees and expenses) subject to an undertaking from any such Indemnified Party to repay Hammitt if such party is determined not to be entitled to indemnity.

8.                  Hammitt Representations. Hammitt hereby represents and warrants to BOCM that (i) the execution, delivery and performance of this Agreement by Hammitt does not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Hammitt is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by Hammitt and BOCM, this Agreement shall be the valid and binding obligation of Hammitt, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

9.                  BOCM Representations. BOCM hereby represents and warrants to Hammitt that the execution, delivery and performance of this Agreement by BOCM does not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which BOCM is a party or by which it is bound.

11.                  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by BOCM, Hammitt and their respective successors and assigns, except that without the prior written consent of BOCM, Hammitt may not assign, transfer or convey any of its rights, duties or interest under this Agreement. BOCM may assign this Agreement to an affiliate of BOCM.

12.                   Notices. Any notices, requests, demands and other communications required or permitted to be given under this Agreement will be in writing and, except as otherwise specified in writing, will be given by personal delivery, facsimile transmission, PDF attachment to e-mail, express courier service or by registered or certified mail, postage prepaid, return receipt requested:

If to Hammitt:

Hammitt, Inc.

2101 Pacific Coast Highway

Hermosa Beach, California 90254

Attention: Anthony J. Drockton

Email: tony@hammitt.com

If to BOCM:

bocm4, LLC

111 South Main Street, Suite 2025

Salt Lake City, Utah 84111

Attention: Gregory D. Seare

Email: greg@blackoakcp.com

13.              Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those which are invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and be enforced to the fullest extent permitted by law.

14.              No Waiver. The failure of Hammitt, on the one hand or BOCM, on the other hand to seek redress for any violation of, or to insist upon the strict performance of, any term or condition of this Agreement will not prevent a subsequent act by Hammitt or BOCM, which would have originally constituted a violation of this Agreement by Hammitt or BOCM, from having all the force and effect of any original violation. The failure by Hammitt or BOCM to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law will not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same will continue and remain in full force and effect. All rights and remedies that Hammitt or BOCM may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, will be distinct, separate and cumulative rights and remedies and no one of them, whether exercised by Hammitt or BOCM or not, will be deemed to be in exclusion of any other right or remedy of Hammitt or BOCM.

15.              Entire Agreement; Amendment; Certain Terms. This Agreement contains the entire agreement among the parties hereto with respect to the matters herein contained and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of this Agreement may be amended only with the prior written consent of each of Hammitt and BOCM. The terms “affiliate” and “associate” will have the meaning attributed to those terms by the rules and regulations of the Securities and Exchange Commission.

16.              Governing Law. This Agreement and all claims arising out of or relating to it will be governed by and construed in accordance with the internal laws of the State of Utah without reference to the laws of any other state.

17.              Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

18.              Delivery by Facsimile or PDF Attachment to E-mail. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or PDF attachment to e-mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine or PDF attachment to e-mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or PDF attachment to e-mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Management Advisory Services Agreement as of the date first written above.

Hammitt, Inc.		bocm4, LLC

By:	/s/ Andrew D. Forbes	By:	/s/ Gregory D. Seare
Name: Andrew D. Forbes		Name: Gregory D. Seare
Title: CEO		Title: Manager

[Signature page to Management Advisory Services Agreement]